AMENDMENT TO LETTER OF INTENT

WHEREAS:

A.           General Gold Corporation (the "General") and Gold Range LLC (the "Seller") entered into a Letter of Intent (the “Letter of Intent”) regarding the purchase of Independence Mines LLC; and

B.           The Purchaser and the Seller wish to revise the Letter of Intent as described in this Amendment to Letter of Intent.

NOW THEREFORE THIS AMENDMENT TO LETTER OF INTENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Letter of Intent is amended such that all references to the Closing Date are replaced with June 30, 2005, and specifically the relevant section is replaced with the following:

"Should General elect not to close within a reasonable period, at the conclusion of the Due Diligence period (by June 30, 2005), the work product generated shall be the sole property of the Seller, the Letter of Intent shall become null and void and have no further effect."

2.	The parties each acknowledge and agree that all other provisions of the Letter of Intent remain in full force and effect.
3.	This Amendment to Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.
4.

Delivery of an executed copy of this Amendment to Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amendment to Letter of Intent as of the date first set forth above.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Letter of Intent as of the date written below.

GENERAL GOLD CORPORATION

/s/ William Whittle

Name: William Whittle

Title:	President

GOLD RANGE LLC

/s/ Robert Carrington

Name: Robert Carrington

The above terms are accepted this 31st day of December, 2004.

D/WLM/699150.1